UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 8, 2006

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

211 Mount Airy Road
Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On Wednesday, March 8, 2006, Avaya provided information to analysts and investors at the Morgan Stanley Semiconductor & Systems Conference.

During the research conference, Garry K. McGuire, Chief Financial Officer and Senior Vice President — Corporate Development, provided the following remarks in response to a question regarding the status of the product supply issues with the Company’s contract manufacturers:

“As you know, we first mentioned this at the end of last quarter on the earnings call and we updated it in our 10-Q filing.  Quite frankly, the problems are still with us.  Can they have an impact?  Yes, they probably have an opportunity to have an impact, but let me tell you what we are doing to manage through the issue.  We are working closely with all of our contract manufacturers to reduce and/or minimize any impact that might be there.  With our customers and our channel partners, we are working very closely to either substitute and/or adjust the requirements there so that we get the most beneficial response for them in the quarter.  I think it's important to recognize that a large portion of our revenue is back-end loaded in any given quarter, including this one, and as a result it is very difficult at this point in time to size what impact there might be.”

WEBCAST Information: Avaya will webcast (at http://investors.avaya.com) Avaya’s portion of the research conference live, which will begin at approximately 11:00 AM EST, with a listen-only Q&A session.  Following the live webcast, a replay will be available on our archives at the same web address.

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In accordance with General Instruction B.2 of Form 8-K, the information set forth herein shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward Looking Statements

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

Certain information set forth in this Form 8-K (other than historical data and information) may constitute forward-looking statements.   Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, Avaya Inc. (“Avaya” or the “Company”) also may provide oral or written forward-looking statements in other materials we release to the public.

Any or all of our forward-looking statements in this Form 8-K and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed and you are cautioned not to place undue reliance on these forward-looking statements. Actual future results may vary materially.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide the following cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

The risks and uncertainties referred to above include, but are not limited to:

•        price and product competition;

•        rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•        dependence on new product development;

•        the mix of our products and services;

•        customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing pressures and cancellations;

•        general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•        risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•        the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of our acquisition of Tenovis;

•        the ability to successfully integrate acquired companies, including Tenovis, which has required significant management time and attention;

•        the ability to attract and retain qualified employees;

•        control of costs and expenses;

•        U.S. and non-U.S. government regulation; and

•        the ability to form and implement alliances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: March 8, 2006	By:		/s/ Pamela F. Craven
		Name:	Pamela F. Craven
		Title:	Senior Vice President,
General Counsel and Secretary